Exhibit 99.1

Cray Media: Nick Davis 206/701-2123 pr@cray.com	Investors: Paul Hiemstra 206/701-2044 ir@cray.com

CRAY INC. REPORTS 2010 FULL YEAR AND FOURTH QUARTER

RESULTS

Company posts strong profitability and record annual revenue

Seattle, WA – February 16, 2011 – Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced 2010 financial results for the full-year and fourth quarter. For 2010, Cray reported record revenue of $319.4 million and net income of $15.1 million, or $0.43 per share. For 2009, revenue was $284.0 million and net loss was ($0.6 million), or ($0.02) per share.

Revenue for the fourth quarter of 2010 was $219.4 million compared to $88.2 million in the fourth quarter of 2009. The Company reported net income for the fourth quarter of 2010 of $52.1 million, or $1.46 per share, compared to $3.0 million, or $0.08 per share, in the fourth quarter of 2009.

Overall gross profit margin for 2010 was 34 percent compared to 37 percent in 2009. Product margin for 2010 was 35 percent compared to 34 percent in 2009 and service margin for 2010 was 32 percent compared to 44 percent for 2009. For the fourth quarter of 2010, overall gross profit margin was 37 percent compared to 41 percent in the fourth quarter of 2009.

Operating expenses for 2010 decreased to $92.5 million compared to $106.1 million in 2009. 2010 operating expenses benefited from higher R&D co-funding credits related to the Company’s DARPA contract. Included in the 2010 results were $9.4 million for depreciation and amortization and $4.9 million related to stock compensation.

Operating expenses for the fourth quarter of 2010 were $27.4 million compared to $33.7 million in the prior year period. Included in the fourth quarter 2010 results were non-cash items of $2.6 million for depreciation and amortization and $1.3 million related to stock compensation.

As of December 31, 2010, cash balances totaled $61.3 million and accounts receivable totaled $106.3 million.

“2010 was a remarkable year for the company and I am extremely pleased with our results,” said Peter Ungaro, president and CEO of Cray. “We grew revenue for a third straight year and posted strong profits – both significant achievements of which we are all very proud. Our Custom Engineering business remained on a fast growth pace in 2010, more than doubling revenue over 2009. We launched the Cray XE6 supercomputer in mid-2010 and total orders for the system have now exceeded over $300 million. I am especially pleased with our execution in 2010 as we successfully developed an industry-leading supercomputer, built and installed a record number of systems over a six-month period, and achieved all of the acceptances necessary to make 2010 a record year.”

Ungaro added, “Our focus now shifts to delivering on our strategic plans for 2011. With two major enhancements planned for the Cray XE6 line and continued momentum in Custom Engineering, we are positioned for continued growth in 2011.”

Outlook

While a wide range of results remains possible for 2011, total revenue for the year is anticipated to be in the range of $320 to $340 million. Revenue in the first quarter of 2011 is expected to be approximately $35 to $40 million, and revenue is expected to ramp through the third quarter with approximately half of the annual revenue being recognized in the fourth quarter. For the year, gross margins are expected to be in the range of 2010 levels and operating expenses are expected to be higher than 2010, driven primarily by lower anticipated R&D co-funding credits. Based on this outlook, we expect to be profitable for 2011.

Cash balances are expected to increase significantly from fourth quarter levels by the end of the first quarter of 2011.

Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.

Recent Highlights

•

In November, Cray announced the launch of the Cray XE6m – the latest addition to the Company’s line of Cray XE supercomputers. This midrange version of the Cray XE6 system includes the same innovative features and technologies of the Gemini-based supercomputers while offering both new and existing customers the same functionality at a lower entry point.

•

Cray announced several new wins in the university segment during the fourth quarter expanding a growing, worldwide list of academic institutions that have purchased Cray supercomputers. New universities include the City University of New York, George Washington University in Washington D.C., Yokohama City University in Japan, Colorado State University, University of Chicago and University of Stuttgart.

•

In the fourth quarter, Cray signed multiple Custom Engineering contracts valued at a combined total of more than $12 million. The various contracts were signed across all three Custom Engineering practices—special purpose systems, knowledge management and data management.

•	At the 2010 Supercomputing Conference held in New Orleans, Louisiana, Cray’s new Gemini interconnect was named “Best HPC Interconnect Product or

Technology” by the editors of HPCwire. The Cray XE6 and Cray XE6m supercomputers include a mix of features and performance designed specifically for the petascale environment, and it is all made possible by Cray’s Gemini interconnect. Cray is honored to achieve this prestigious award, which is reflective of all the hard work by Cray employees company-wide.

•

During the fourth quarter, Cray joined Data Direct Networks, Lawrence Livermore National Laboratory and Oak Ridge National Laboratory in launching Open Scalable File Systems, Inc. (OpenSFS) – a technical organization focused on high-end, open-source file system technologies. This includes Lustre which plays an important role for Cray customers who need high performance I/O capabilities.

•

In early 2011, Cray appointed Larry Hoelzeman to the position of vice president of worldwide sales. Hoelzeman previously was vice president of Americas sales and will also continue in that role with the Company.

Conference Call Information

Cray will host a conference call today, Wednesday, February 16, 2011 at 1:15 p.m. Pacific Time (4:15 p.m. Eastern Time) to discuss fourth quarter and full-year 2010 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-866-225-8754. International callers should dial 1-480-629-9692. To listen to the audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325, international callers dial 1-303-590-3030, and entering the access code 4413914. The conference call replay will be available for 72 hours, beginning at 4:15 p.m. PST on Wednesday, February 16, 2011.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933,

including, but not limited to, statements related to Cray’s financial guidance and expected future operating results, its product development plans, including its ability to complete two major enhancements for the Cray XE6 system, and its ability to continue to grow revenue from its Custom Engineering business. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that Cray will not be able to secure orders for Cray XE6 systems (including enhanced Cray XE6 systems) when or at the levels expected, the risk that Cray is not able to successfully complete its planned product development efforts and deliver enhancements to the Cray XE6 system within the planned timeframe or at all, the risk that Cray is not able to achieve and obtain acceptance of co-funded development milestones when or as expected or at all, the risk that Cray will not be successful in growing revenue from Custom Engineering, the risk that customer acceptances are not received when expected or at all, the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2010, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XE6, Cray XE6m, Cray XE and Gemini are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
REVENUE:
Product	$197,305	$65,177	$239,085	$199,114
Service	22,126	23,070	80,303	84,933

Total revenue	219,431	88,247	319,388	284,047

COST OF REVENUE:
Cost of product revenue	124,079	37,063	155,027	130,444
Cost of service revenue	14,087	14,624	54,404	47,719

Total cost of revenue	138,166	51,687	209,431	178,163

Gross profit	81,265	36,560	109,957	105,884

OPERATING EXPENSES:
Research and development, net	10,317	20,701	43,618	62,947
Sales and marketing	11,737	7,918	31,085	26,601
General and administrative	5,296	5,056	17,767	16,579

Total operating expenses	27,350	33,675	92,470	106,127

Income (Loss) from operations	53,915	2,885	17,487	(243)

Other income (expense), net	(566)	145	(766)	(430)

Interest income (expense), net	119	44	219	(805)

Income (Loss) before income taxes	53,468	3,074	16,940	(1,478)

Income tax (expense) benefit	(1,395)	(103)	(1,878)	874

Net Income (Loss)	$52,073	$2,971	$15,062	$(604)

Basic net income (loss) per common share	$1.50	$0.09	$0.44	$(0.02)
Diluted net income (loss) per common share	$1.46	$0.08	$0.43	$(0.02)

Basic weighted average shares outstanding	34,610	33,761	34,313	33,559
Diluted weighted average shares outstanding	35,732	35,015	35,278	33,559

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$57,381	$105,018
Restricted cash	3,914	5,161
Short term investments, available-for-sale	—	2,999
Accounts and other receivables, net	106,268	38,207
Inventory	49,241	29,011
Prepaid expenses and other current assets	5,901	5,514

Total current assets	222,705	185,910

Property and equipment, net	17,953	19,809
Service inventory, net	1,887	1,719
Deferred tax assets	3,105	2,661
Other non-current assets	14,978	13,561

TOTAL ASSETS	$260,628	$223,660

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,384	$18,783
Accrued payroll and related expenses	20,668	16,219
Other accrued liabilities	6,380	9,735
Deferred revenue	49,896	42,414

Total current liabilities	97,328	87,151

Long-term deferred revenue	14,954	9,627
Other non-current liabilities	2,526	2,719

TOTAL LIABILITIES	114,808	99,497

Shareholders’ equity:
Common stock and additional paid-in capital	559,058	551,220
Accumulated other comprehensive income	4,906	6,148
Accumulated deficit	(418,144)	(433,205)

TOTAL SHAREHOLDERS’ EQUITY	145,820	124,163

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$260,628	$223,660